Exhibit 10.20

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

EARN-IN AND OPTION AGREEMENT

THIS EARN-IN AND OPTION AGREEMENT (this “Agreement”) is dated effective as of December 1, 2022 (the “Effective Date”)

AMONG:

SAFECOAT MEDICAL INC., a company incorporated under the laws of the Province of British Columbia and having an office at 2200 – 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8

(“SafeCoat”)

AND:

EACH OF THE SHAREHOLDERS OF SAFECOAT, as set out in Schedule A attached hereto

(together with each New SafeCoat Securityholder (as defined herein), each a “SafeCoat Shareholder” and collectively, the “SafeCoat Shareholders”)

AND:

ASEP MEDICAL HOLDINGS INC., a company incorporated under the laws of the Province of British Columbia and having an office at 420 – 730 View Street, Victoria, British Columbia, V8W 3Y7

(“ASEP”)

WHEREAS:

A. SafeCoat is a private corporation incorporated under the laws of British Columbia;

B. ASEP is a corporation existing under laws of British Columbia and a reporting issuer in British Columbia, Alberta and Ontario with its common shares (each, an “ASEP Share”) listed for trading on the Canadian Securities Exchange (“CSE”);

C. ASEP, through its indirect subsidiaries ABT Innovations Inc. and Sepset Biosciences Inc., holds certain licenses granted by University of British Columbia (“UBC”) for the development, use and commercialization of certain medical technology invented by Dr. Robert Hancock (the “Researcher”), the current Chief Executive Officer and a director of ASEP and an Employee (as defined herein) of UBC;

D. The Researcher, in connection with his employment by UBC, invented certain peptide medical device coating technology as more particularly described at Schedule “A” hereto (the “Technology”), which Technology and the related intellectual property assets (collectively, the “Assets”) are owned by UBC, free and clear of all Liens (as defined herein) and encumbrances;

E. As at the Effective Date, the SafeCoat Shareholders own an aggregate of 6,500,001 common shares (each, a “SafeCoat Share”) in the capital of SafeCoat which represents all of the issued and outstanding securities of SafeCoat;

F. On November 25, 2022, SafeCoat and ASEP entered into a letter of intent (the “LOI”) setting out the essential terms and conditions by which SafeCoat, in consideration for ASEP facilitating negotiations with UBC in respect of a license of the Technology to SafeCoat (the “License”) and agreeing to provide certain scientific advisory, management and administrative services to SafeCoat in connection with the granting of the License and the development of the Technology (collectively, the “Services”), agreed to allot and issue to ASEP, conditional upon the granting of the License to SafeCoat, an aggregate of 6,526,052 SafeCoat Shares, or such other number of SafeCoat Shares such that ASEP, at the time of the grant of the License, will own 50.1% of the outstanding SafeCoat Shares (collectively, the “Earn-In Shares”) and the SafeCoat Shareholders will collectively own the other 49.9% of the outstanding SafeCoat Shares (the “Earn-In Transaction”) and, in connection therewith, proposed that the SafeCoat Shareholders grant to ASEP the Option (as defined herein) to acquire a 100% legal and beneficial interest in and to, free and clear of all Liens and Encumbrances, SafeCoat Shares owned by the SafeCoat Shareholders (collectively, with any additional SafeCoat Shares that may be issued to SafeCoat Shareholders or New SafeCoat Securityholders (as defined herein) prior to the grant of the License, the “Optioned Shares”);

G. Pursuant to the LOI, SafeCoat and ASEP have agreed to enter into this Agreement, which shall seek to replace and supersede the LOI and formalize, confirm and provide certain additional standard terms and conditions in respect of the Earn-In Transaction; and

H. Upon the terms and subject to the condition set forth in this Agreement, the SafeCoat Shareholders wish to grant to ASEP, and ASEP wishes to accept, the Option whereby the SafeCoat Shareholders would sell and ASEP would purchase the Optioned Shares such that following the Exercise Date (as defined herein), ASEP would hold a 100% fully-diluted equity interest in SafeCoat.

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), SafeCoat, SafeCoat Shareholders and ASEP (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, the following words and phrases will have the following meanings:

(a)	“Affiliate” means a company that is affiliated with another company as described below. A company is an Affiliate of another company if (a) one of them is the subsidiary of the other, or (b) each of them is controlled by the same person. A company is “controlled” by a person if (a) voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and (b) the voting securities, if voted, entitle the person to elect a majority of the directors of the company. A person beneficially owns securities that are beneficially owned by (a) a company controlled by that person, or (b) an Affiliate of that person or an Affiliate of any company controlled by that person;

(b)	“Affiliate Activities” has the meaning set forth in Section 5.4(a) of this Agreement;

(c)	“Agent” means Raafat Nasser, his executor or permitted assign;

(d)	“Agent’s Account” means the bank account of the Agent;

(e)	“Agreement” has the meaning given to it on page 1 of this Agreement;

(f)	“Applicable Laws” means, with respect to any Person, any domestic (whether federal, provincial, state, territorial, municipal or local) or foreign statutes, laws, ordinances, rules, administrative interpretations, regulations, Orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Applicable Securities Laws;

(g)	“Applicable Securities Laws” means all rules, policies, notices, orders and legislation of any kind whatsoever of all jurisdictions applicable to the Transaction, this Agreement and the transactions contemplated herein, including the Exchange Policies;

(h)	“Arbitrator” has the meaning set forth in Section 5.9(b)(i) of this Agreement;

(i)	“ASEP” has the meaning given to it on page 1 of this Agreement;

(j)	“ASEP Board” means the board of directors of ASEP;

(k)	“ASEP Option Exercise Shares” has the meaning set forth in Section 3.3(c) of this Agreement;

(l)	“ASEP Share” has the meaning given to it in Recital B to this Agreement;

(m)	“Assets” has the meaning given to it in Recital D to this Agreement;

(n)	“Authorization” means, with respect to any Person, any order, permit, approval, grant, consent, waiver, license, certificate, judgment, writ, award, determination, exemption, direction, decision, decree, bylaw, rule, regulation, registration or similar authorization of, from or required by any Governmental Body having jurisdiction over the Person;

(o)	“Board Reconstitution” has the meaning set forth in Section 4.4(a) of this Agreement;

(p)	“Business Day” means any day on which commercial banks are generally open for business in the City of Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in the City of Vancouver, British Columbia;

(q)	“Closing” means the closing of the Transaction pursuant to the terms of this Agreement;

(r)	“Closing Date” means the date of Closing as mutually agreed to by SafeCoat and ASEP, which is to be no later than December 9, 2022 unless otherwise agreed to by SafeCoat and ASEP, acting reasonably;

(s)	“Contract” means any contract, agreement, option, lease, license, sale and purchase order, commitment, understanding or other right or obligation of any kind, whether written or oral, to which any Party, or any Affiliate thereof, is a party, or is bound or affected, or to which any of its respective properties or assets is subject;

(t)	“Earn-In Shares” has the meaning given to it in Recital F to this Agreement;

(u)	“Earn-In Transaction” has the meaning given to it in Recital F to this Agreement;

(v)	“Effective Date” has the meaning given to it on page 1 of this Agreement;

(w)	“Employee” means, with respect to any Person, any current, former or retired employee, officer, manager, consultant or director of such Person;

(x)	“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under Sections 426 or 427 of the Bank Act (Canada), trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting SafeCoat or the SafeCoat Shares;

(y)	“Exchange” means the Canadian Securities Exchange or such other recognized North American stock exchange on which the ASEP Shares are listed for trading at the relevant time;

(z)	“Exchange Policies” means the rules and policies of the Exchange in effect as at the Closing Date;

(aa)	“Exercise Notice” means a written notice in the form set out at Schedule G to be delivered by ASEP to SafeCoat to provide notice of the intention of ASEP to exercise the Option;

(bb)	“Governmental Body” means: (a) any governing body of any nation, state, province, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, provincial, local, municipal, foreign or other government, (c) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (d) any multi-national organization or body, or (e) anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator;

(cc)	“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, URLs and accounts with Twitter, Facebook and other social media companies, and the content found thereon and related thereto, (c) works of authorship, expressions, recipes, formulas, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re- examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (f) all licenses for the listed intellectual property granted to third parties; (g) all future income and proceeds from any of the listed intellectual property and from the licenses listed in (f) above; and (h) all rights to damages, royalties and profits by reason of the past, present or future infringement or other misuse of any of the listed intellectual property;

(dd)	“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

(ee)	“License” has the meaning given to it in Recital F to this Agreement;

(ff)	“License Term Sheet” means the term sheet to be entered into by UBC and SafeCoat setting out the basic terms and conditions upon which UBC would be prepared to grant the License to SafeCoat;

(gg)	“Lien” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (a) statutory liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and Encumbrances, if any, that will not result in a Material Adverse Effect;

(hh)	“LOI” has the meaning given to it in Recital F to this Agreement;

(ii)	“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs or expenses, including interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by a Person, including damages for lost profits or lost business opportunities;

(jj)	“Majority Holders” means the SafeCoat Shareholder or SafeCoat Shareholders who own, in the aggregate, 50.1% or more of the Optioned Shares;

(kk)	“Material Adverse Effect” means, when used in connection with a Person, any change, event, violation, inaccuracy, circumstance or effect that is reasonably to be expected to result in losses, individually or in the aggregate, of at least $10,000, or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such Person or any Affiliate thereof, other than any change, event, circumstance or effect to the extent resulting from: (a) the announcement of the execution of this Agreement and the transactions contemplated hereby, (b) changes in legal or regulatory conditions generally affecting the businesses of SafeCoat or ASEP respectively, except that any such change, effect, event or occurrence will be considered in determining whether there has been, or will be, a Material Adverse Effect if the same disproportionately affects SafeCoat, ASEP, the business of ASEP or SafeCoat, as applicable, (c) changes in the capital markets generally, or (d) changes in the financial reporting standards applicable to ASEP or SafeCoat;

(ll)	“Material Contracts” means any Contract or other obligation or right (and all amendments, modifications and supplements thereto to which SafeCoat is a party affecting the obligations of SafeCoat thereunder) to which SafeCoat is a party or by which any of its properties or assets are bound that are material to the business of SafeCoat, properties or assets of SafeCoat and to the extent any of the following are material to the business of SafeCoat, properties or assets of SafeCoat, all: (a) employment, severance, personal services, consulting, non-competition or indemnification Contracts (including any Contract to which SafeCoat is a party involving Employees), (b) Contracts granting a right of first refusal or first negotiation, (c) partnership or joint venture Contracts, (d) Contracts for the acquisition, sale or lease of material properties or assets of SafeCoat (by purchase or sale of assets, shares or otherwise), (e) Contracts with any Governmental Body, (f) loan or credit Contracts, instruments evidencing indebtedness for borrowed money by SafeCoat or any such Contract pursuant to which indebtedness for borrowed money may be incurred, (g) Contracts that purport to limit, curtail or restrict the ability of SafeCoat to compete in any geographic area or line of business, (h) commitments or understandings to enter into any of the foregoing, and (i) all Contracts that provide for annual payments to or from SafeCoat in excess of $10,000 per annum;

(mm)	“New SafeCoat Securityholder” means a Person, other than a Person who is a SafeCoat Shareholder on the Effective Date, who acquires SafeCoat Shares or other securities of SafeCoat which are convertible into SafeCoat Shares (including without limitation stock options) after the Effective Date;

(nn)	“New SafeCoat Securityholder Joinder Agreement” means a joinder agreement in the form set out in Schedule C;

(oo)	“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time;

(pp)	“NI 62-104” means National Instrument 62-104 – Takeover Bids and Issuer Bids of the Canadian Securities Administrators, as amended from time to time;

(qq)	“Option” means the irrevocable right and option to purchase, the remaining 49.9% fully-diluted equity interest in SafeCoat by the purchase from, and the sale by, all of the SafeCoat Shareholders and New SafeCoat Securityholders, if any, of the Optioned Shares free and clear of all Liens and Encumbrances on the terms and conditions of this Agreement;

(rr)	“Option Exercise Price” means $1,200,000;

(ss)	“Option Expiry Date” means 5:00 p.m. (PST) on the date that is the second anniversary of the Closing Date;

(tt)	“Option Period” means five Business Days from the date that the SafeCoat Shareholders receive final documentation reflect the transfer of the Options Shares, in a form reasonably acceptable to the SafeCoat Shareholders;

(uu)	“Optioned Shares” has the meaning given to it in Recital F to this Agreement;

(vv)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body;

(ww)	“Organizational Documents” means: (a) the certificate of incorporation, articles, bylaws or other constating documents of a Person, (b) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (c) any amendment to any of the foregoing;

(xx)	“Party” and “Parties” has the meanings given to such terms on page 1 of this Agreement;

(yy)	“Person” is to be construed broadly and includes an individual, sole proprietor, corporation, body corporate, partnership, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity, or any trustee, executor, administrator or other legal representative thereof;

(zz)	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body;

(aaa)	“SafeCoat” has the meaning given to it on page 1 of this Agreement;

(bbb)	“SafeCoat Board” means the board of directors of SafeCoat;

(ccc)	“SafeCoat IP” means all Intellectual Property owned exclusively by SafeCoat that is used in or necessary for SafeCoat’s business as currently conducted or proposed to be conducted prior to the Closing;

(ddd)	“SafeCoat Permits” means all permits, licenses and any similar authority necessary for the conduct of SafeCoat’s business;

(eee)	“SafeCoat Share” has the meaning given to it in Recital E to this Agreement;

(fff)	“SafeCoat Shareholder” and “SafeCoat Shareholders” have the meanings given to such terms on page 1 of this Agreement;

(ggg)	“Services” has the meaning given to it in Recital D to this Agreement;

(hhh)	“Tax” means, with respect to any Person, any tax, assessment, charge, dues, duty, rate, fee, impost, levy or similar charge of any kind, lawfully levied, assessed or imposed by any Governmental Body, including any income tax (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and capital tax, gross receipts tax, environmental tax or charge, sales tax, use tax, ad valorem tax, value added tax, transfer tax (including, without limitation, any tax relating to the transfer of interests in real property or entities holding interests therein), franchise tax, license tax, withholding tax, health tax, payroll tax, employment tax, pension plan premium, excise tax, severance, social security, workers’ compensation, employment insurance or compensation tax, mandatory pension or other social fund tax or premium, stamp tax, occupation tax, premium tax, property tax, windfall profits tax, alternative or add-on minimum tax, goods and services tax, harmonized sales tax, customs duties or other tax, fee, import, assessment or charge of any kind whatsoever, or any instalment in respect thereof, together with any interest and any penalty or additional amount imposed by any Governmental Body (domestic or foreign) on such Person, and any interest, penalty, additional tax or addition to tax imposed with respect to the foregoing, whether disputed by such Person or not;

(iii)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(jjj)	“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation or enforcement of, or compliance with, any Applicable Laws;

(kkk)	“Technology” has the meaning given to it in Recital D to this Agreement;

(lll)	“Transaction” means, together, the Earn-In Transaction and the grant of the Option by the SafeCoat Shareholders to ASEP;

(mmm)	“UBC” has the meaning given to it in Recital C to this Agreement;

(nnn)	“Updated SafeCoat Securityholders List” means the list of SafeCoat Shareholders and, if applicable, the New SafeCoat Securityholders; and

(ooo)	“Voluntary Escrow” has the meaning given to it at paragraph 3.3(e).

1.2 Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section or schedule is to the designated article, section or schedule of or to this Agreement, unless otherwise specifically stated;

(b)	the words “herein”, “hereof” and “hereunder”, and other words of similar import, refer to this Agreement as a whole and not to any particular article, section or schedule;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and any Person;

(d)	the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)	except as otherwise provided, any reference to a statute includes, and is a reference to, such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(f)	where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(g)	the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(i)	the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing for the applicable period set out in this Agreement; and

(j)	unless otherwise specifically noted, all references to currency are to Canadian dollars ($). If it is necessary to convert money from another currency to Canadian dollars, such money will be converted using the exchange rates in effect at the date of payment.

1.3 Time of the Essence

Time is of the essence of this Agreement.

1.4 Schedules

The following are the schedules to this Agreement:

Schedule A	—	SafeCoat Shareholders and SafeCoat Shares

Schedule B	—	Description of the Technology

Schedule C	—	Form of New SafeCoat Securityholder Joinder Agreement

Schedule D	—	Representations, Warranties and Covenants of SafeCoat

Schedule E	—	Representations, Warranties and Covenants of SafeCoat Shareholders

Schedule F	—	Representations, Warranties and Covenants of ASEP

Schedule G	—	Form of Option Exercise Form

ARTICLE 2

EARN-IN TRANSACTION

2.1 Allotment and Issuance of Earn-In Shares

Subject to and conditional upon entry into the License Term Sheet, SafeCoat irrevocably agrees to allot and issue to ASEP an aggregate of 6,526,052 Earn-In Shares, or such other number of Earn-In Shares, such that, at the time of the Closing, ASEP will own 50.1% of the outstanding SafeCoat Shares and the SafeCoat Shareholders will collectively own the other 49.9% of the outstanding SafeCoat Shares, at a deemed price of $0.02 per Earn-In Share, on the terms and conditions set forth in this Agreement in consideration for the Services.

2.2 Acknowledgement of Services

Each of SafeCoat and ASEP acknowledge and agree with that the Earn-In Shares will represent full and final payment and satisfaction for all of the Services provided by the ASEP prior to the Closing and each of the ASEP hereby releases SafeCoat from any claims relating thereto.

2.3 No Fractional Earn-In Shares

Notwithstanding any other provision of this Agreement, no fractional Earn-In Shares will be issued in the Earn-In Transaction. In lieu of any such fractional securities, any such fractional Earn-In Share receivable by ASEP shall be rounded down to the nearest whole Earn-In Share.

2.4 Restricted Securities

Each of the Parties acknowledge and agree that the Earn-In Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Laws, and, as a result, may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement or prospectus, or pursuant to an exemption from, or in a transaction not subject to, the registration or prospectus requirements of Applicable Securities Laws, and in each case only in accordance with all Applicable Securities Laws. In addition to such restrictions prescribed by Applicable Securities Laws, the Parties acknowledge and agree that the constating documents of SafeCoat provided that the Earn-In Shares may not be transferred or assigned without the prior approval of the board of directors of SafeCoat.

ARTICLE 3

OPTION

3.1 Option to Purchase Optioned Shares

Subject to the terms and conditions set forth in this Agreement, the SafeCoat Shareholders here by grant to ASEP, at Closing, the sole and exclusive right and Option to acquire, free and clear of all Liens and Encumbrances, all, but not less than all, of the Optioned Shares from the SafeCoat Shareholders in consideration for the payment by ASEP to the SafeCoat Shareholders the Option Exercise Price on a pro rata basis.

3.2 Term of the Option

The Option will expire on the Option Expiry Date.

3.3 Exercise of the Option

(a)	ASEP may exercise the Option by providing notice in writing to SafeCoat and the Shareholders of its intention to exercise the Option. The Parties will thereafter use reasonable commercial efforts to effect the sale of the Optioned Shares by the SafeCoat Shareholders to ASEP for and in consideration of the Option Exercise Price.

(b)	The Option Exercise Price is payable by ASEP to the SafeCoat Shareholders on a pro rata basis by the allotment and issuance of 6,000,000 ASEP Shares (the “ASEP Option Exercise Shares”), as fully- paid and non-assessable common shares at a deemed price per ASEP Option Exercise Share equal to $0.20, subject to the availability of exemptions from the prospectus requirements under Applicable Securities Laws and, if required, the approval of the Exchange.

(c)	The Option Exercise must be structured as an exempt takeover bid pursuant to Section 4.3 of NI 62-104 and pursuant to the exemption from the prospectus requirement at Section 2.16 of NI 45-106. On closing of the Option Exercise, SafeCoat will become a wholly-owned subsidiary of ASEP.

(d)	Notwithstanding any other provision of this Agreement, no fractional ASEP Option Exercise Shares will be issued. In lieu of any such fractional securities, any such fractional ASEP Option Exercise Share receivable by a SafeCoat Shareholder shall be rounded down to the nearest whole ASEP Option Exercise Share.

(e)	SafeCoat and each of the SafeCoat Shareholders acknowledge and agree that, in addition to any resale restrictions which may be applicable to the ASEP Option Exercise Shares under Applicable Securities Laws, the ASEP Option Exercise Shares issued to the SafeCoat Shareholders in exchange for their Optioned Shares will be subject to a voluntary escrow (collectively, the “Voluntary Escrow”) whereby the ASEP Option Exercise Shares may not be transferred, hypothecated or pledged until they are released from the Voluntary Escrow as follows:

(i)	25% of the ASEP Option Exercise Shares will be released from escrow on the date of the Option Exercise;

(ii)	25% of the ASEP Option Exercise Shares will be released from escrow on the date that SafeCoat and UBC enter into a definitive License agreement;

(iii)	25% of the ASEP Option Exercise Shares will be released from escrow on the date that a patent with respect to the Technology is published on Google patents; and

(iv)	25% of the ASEP Option Exercise Shares will be released from escrow on the date that ASEP confirms that SafeCoat has reasonably demonstrated activity of antifouling on surfaces.

Each of the SafeCoat Shareholders acknowledges and agrees to legends being placed on the certificates or direct registration statements representing the ASEP Option Exercise Shares to give effect to the Voluntary Escrow. ASEP covenants and agrees with each of the SafeCoat Shareholders that upon satisfaction of each of the Voluntary Escrow Release Milestones set forth above, as determined by ASEP acting in good faith, ASEP will provide written instructions to its transfer agent to revise the legends on the certificates or direct registration statements representing such ASEP Option Exercise Shares to reflect the release of the applicable number of ASEP Option Exercise Shares from the Voluntary Escrow. Each SafeCoat Shareholder covenants and agrees with ASEP that it will execute and deliver such additional documents or instruments as may be reasonably required by ASEP, its legal counsel, its transfer agent or the Exchange in connection with the Voluntary Escrow.

3.4 Delivery of Certificates Representing the Optioned Shares

On the Closing Date, each of the SafeCoat Shareholders will deliver to counsel for SafeCoat the certificates representing the Optioned Shares and a signed and undated stock power of attorney that is irrevocable to the extent permitted by Applicable Laws authorizing transfer of the Optioned Shares to ASEP, which executed and undated stock power of attorney may only be dated by or at the direction of SafeCoat (i) upon exercise of the Option with consent of that SafeCoat Shareholder; or (ii) failing consent by 5:00 p.m. on the Business Day immediately prior to the last day of the Option Period, upon instruction from SafeCoat in accordance with this Agreement.

3.5 Issuance of Additional SafeCoat Shares prior to the Option

(a)	Subject to the receipt of a New SafeCoat Securityholder Joinder Agreement, SafeCoat may issue additional SafeCoat Shares in its sole discretion or other convertible securities to New SafeCoat Securityholders prior to the exercise of the Option, provided however that SafeCoat shall not issue any additional SafeCoat Shares or other securities convertible into SafeCoat Shares from the Effective Date until the exercise of the Option if such securities of SafeCoat so offered together with the SafeCoat Shares outstanding on the Effective Date would exceed, inclusive of any exercise proceeds, an aggregate gross amount of $350,000 without the prior written consent of ASEP, such consent not to be unreasonably withheld or delayed. Any convertible securities issued to new SafeCoat Securityholders must be converted into SafeCoat Shares prior to the exercise of the Option, and to the extent that any convertible securities issued to New SafeCoat Securityholders are not exercised or converted prior to the exercise of the Option, they will expire and all rights thereunder will be terminated immediately prior to the exercise of the Option

(b)	If SafeCoat issues additional SafeCoat Shares or other convertible securities to New SafeCoat Securityholders prior to the exercise of the Option, each such New SafeCoat Securityholder will be considered a SafeCoat Shareholder and SafeCoat will deliver to ASEP the Updated SafeCoat Securityholders List together with the New SafeCoat Securityholder Joinder Agreement within a reasonable time not to exceed 5 Business Days from the effective date of such issuance.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations, Warranties and Covenants of SafeCoat

SafeCoat represents, warrants and covenants to and in favour of ASEP the representations and warranties set out at Schedule D, and acknowledges that ASEP is relying upon such representations, warranties and covenants in proceeding with the transactions contemplated by this Agreement.

4.2 Representations, Warranties and Covenants of SafeCoat Shareholders

Each of the SafeCoat Shareholders hereby severally, and not jointly or jointly and severally, acknowledges, represents, warrants and covenants to and in favour of ASEP and SafeCoat the representations and warranties set out at Schedule E, and acknowledges that ASEP and SafeCoat are relying upon such representations, warranties and covenants in proceeding with the transactions contemplated by this Agreement.

4.3 Representations, Warranties and Covenants of ASEP

ASEP represents, warrants and covenants to and in favour of SafeCoat and the SafeCoat Shareholders the representations and warranties as set out at Schedule F, and acknowledges that SafeCoat and SafeCoat Shareholders are relying upon such representations, warranties and covenants in proceeding with the transactions contemplated by this Agreement.

4.4 Board of Directors and Management of SafeCoat

(a)	On the Closing Date, the SafeCoat Shareholders and the SafeCoat Board, respectively, shall: (a) increase the size of the SafeCoat Board to 3 directors, comprised of two representatives of ASEP to be determined by ASEP in its sole discretion and Raafat Nasser, the one representative of the SafeCoat Shareholders (collectively, the “Board Reconstitution”); and (b) the management of SafeCoat will be determined by the new SafeCoat Board following completion of the Board Reconstitution.

(b)	SafeCoat shall, prior to the Closing Date, procure the following: (i) duly executed resignation and mutual releases in the form and substance satisfactory to SafeCoat and ASEP, acting reasonably, from each director and officer of SafeCoat who will no longer be serving in such capacity or capacities following the Closing Date; and (ii) consents to act as a director from each new director and officer to be appointed following the Closing Date, such that, effective on the Closing Date, the directors and officers of SafeCoat will be as set forth above. The SafeCoat Shareholders shall execute and deliver all such documents, including a unanimous resolution, and do all such acts and things as may be necessary to authorize and approve the Board Reconstitution.

4.5 Compliance with Securities Laws

Notwithstanding any provision to the contrary contained in this Agreement, no SafeCoat Shares or ASEP Shares, as applicable, will be allotted, issued or transferred pursuant to this Agreement if the issuance or transfer of such SafeCoat Shares or ASEP Shares, as applicable, would constitute a violation of the Applicable Securities Laws, and the certificates evidencing such SafeCoat Shares or ASEP Shares, as applicable, thereby issued may bear such legend or legends as may, in the opinion of legal counsel to the SafeCoat or ASEP, as applicable, be necessary in order to avoid a violation of any Applicable Securities Laws.

4.6 Survival of Representations and Warranties

(a)	The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the foregoing representations and warranties being true and correct as at each Closing Date, unless a particular date is stated in such representation, warranty or covenant. Representations and warranties given by SafeCoat pursuant to Schedule D and ASEP pursuant to Schedule F will continue in full force and effect for the benefit of the Parties to whom such representations and warranties are made for a period of 2 years from the last of the aforementioned Closing Dates.

(b)	SafeCoat will indemnify ASEP from and against any and all claims, damages, losses and costs arising from their representations and warranties in this Agreement being incorrect or breached. Each SafeCoat Shareholder will, for and on their own behalf, indemnify each of SafeCoat and ASEP from and against any and all claims, damages, losses and costs arising from their individual representations and warranties in this Agreement being incorrect or breached, on a several, and not joint or joint and several basis up to an aggregate amount equal to the aggregate fair market value of the SafeCoat Shares owned by that SafeCoat Shareholder. ASEP will indemnify SafeCoat and each of the SafeCoat Shareholders from and against any and all claims, damages, losses and costs arising from their representations and warranties in this Agreement being incorrect or breached.

ARTICLE 5

APPOINTMENT OF AGENT FOR SAFECOAT SHAREHOLDERS

5.1 Appointment and Acceptance of Appointment

Each SafeCoat Shareholder hereby appoints and designates the Agent as agent hereunder and appoints and designates the Agent as agent to carry out the responsibilities and exercise the powers and rights set out in this Agreement, including without limitation relating to the exercise of the Option and transfer of the Optioned Shares. The Agent hereby accepts such appointment on the terms and conditions set forth herein.

5.2 Authorizations

The SafeCoat Shareholders hereby authorize the Agent as follows:

(a)	the Agent shall carry out the responsibilities and exercise the powers and rights vested in the Agent in this Agreement;

(b)	if a SafeCoat Shareholder has not executed and delivered, or consented to the execution, dating and/or delivery of, such documents, instruments and agreements as required or reasonably necessary to complete the transfer of the Optioned Shares within the Option Period, then the Agent may execute such documents, instruments and agreements as required or reasonably necessary to complete the transfer of the Optioned Shares;

(c)	if a SafeCoat Shareholder has not provided ASEP with a direction as to where to pay the Option Exercise Price by 5:00 p.m. on the Business Day immediately prior to the last day of the Option Period, then the Agent will accept that SafeCoat Shareholder’s portion of the Option Exercise Price on behalf of that SafeCoat Shareholder, and in the case of any ASEP Shares, such ASEP Shares shall be registered in the name of the applicable SafeCoat Shareholder and delivered to the Agent; and

(d)	to exercise such other rights and powers as are reasonably incidental to the foregoing rights and powers, or as are customarily and typically exercised by agents performing duties similar to the duties of the Agent hereunder.

The duties of the Agent shall be deemed administrative in nature, and the Agent shall not have, by reason of this Agreement, a fiduciary relationship with any SafeCoat Shareholder. The Agent shall exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.3 Agent’s Individual Capacity

The Agent shall have the same rights and powers in its capacity as a SafeCoat Shareholder as any other SafeCoat Shareholder and may exercise the same as though it were not an Agent and the term “SafeCoat Shareholder” or “SafeCoat Shareholders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Agent in its individual capacity and not in its capacity as Agent. The Agent may generally engage in any kind of business with SafeCoat, ASEP, the SafeCoat Shareholders, or any of their respective affiliates as if the Agent were not an Agent hereunder and without any duty to account therefor to the SafeCoat Shareholders.

5.4 Agent’s Related Party Transactions

Each SafeCoat Shareholder acknowledges and agrees that:

(a)	the Agent and its present or former representatives and affiliates and the immediate family members of any of the foregoing Persons is or may become in the future a party to or a beneficiary of a contract with SafeCoat or ASEP or has or may have in the future an interest in any property used or held for use by SafeCoat or ASEP or take actions that may conflict with the interests of the SafeCoat Shareholders (collectively, the “Affiliate Activities”);

(b)	the Agent is not under any duty to disclose to any SafeCoat Shareholder or use on behalf of the SafeCoat Shareholders any information whatsoever about or derived from the Affiliate Activities or to account for any revenue or profits obtained in connection with the Affiliate Activities as a result of acting as the Agent or in any other capacity hereunder; and

(c)	the Agent is not required to restrict any of its activities as a result of acting as the Agent hereunder and that it may undertake any activities outside of its role as Agent hereunder without further consultation with or notification to any SafeCoat Shareholder.

5.5 Limitations On Duties And Actions Of Agent

The Agent shall have full authority to act on behalf of the SafeCoat Shareholders in all matters set out in Article 3, in accordance with the terms of the Agent’s engagement as provided in Section 9.3, including, but not limited to, the execution and delivery of any documents or instruments as may be necessary to effect the transactions contemplated by this Agreement, but shall not have any duties or responsibilities except those expressly set forth in this Agreement. The Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in each case in accordance with the terms and conditions of this Agreement, excepting only its own gross negligence or intentional misconduct.

5.6 Agent’s Use Of Professionals

The Agent may, at the expense of the SafeCoat Shareholders on a pro rata basis (severally, and not jointly or jointly and severally), employ one or more professionals to advise or assist it from time to time. The Agent shall be entitled to rely on the advice and statements of professionals reasonably selected. The Agent may pay reasonable remuneration for all services performed for it in the discharge of its duties hereof without deduction from any other amount the Agent may be entitled to pursuant to this Agreement, whether in his capacity as Agent or otherwise, for costs or fees of any professionals.

5.7 Instructions From Holders; Permitted Inaction

Unless otherwise excused as provided herein, the Agent shall act on all written instructions received from the Majority Holders, who shall all act reasonably in all respects and without undue delay, with respect to any action to be taken or not to be taken in connection with this Agreement including, without limitation, actions to be taken in connection with the Option. If the Agent shall request instructions from the Majority Holders with respect to taking any particular action in connection with this Agreement, the Agent shall be entitled to refrain from taking such particular action unless and until it shall have received written instructions from the Majority Holders (in which event it shall be required to act in accordance with such written instructions unless otherwise excused as provided herein); and the Agent shall not incur any liability to any Person for so refraining. Without limiting the foregoing, the SafeCoat Shareholders shall not have any right of action whatsoever against the Agent as a result of the Agent taking or not taking any action hereunder pursuant to or in accordance with the written instructions of the Majority Holders, except for the Agent’s own gross negligence or intentional misconduct in connection with any action taken or not taken by it. In addition, without limiting the generality of the above provisions of this Section 5.7, the Agent shall not be required to act on any instructions purportedly given by the Majority Holders to instruct the Agent if it has any reason to question whether the Majority Holders have given such instructions, or if it believes that there is any question of interpretation as to the meaning of such instructions, until such time as it is satisfied that the Majority Holders have given such instructions or such question of interpretation has been resolved to its satisfaction. Notwithstanding anything to the contrary contained in this Agreement, the Agent shall not be required to take any action that is, in its reasonable opinion (which may be, but is not required to be, based on the advice of legal counsel), contrary to Applicable Law or any action that would, in its reasonable opinion, subject it or any of its officers, employees, representatives, or directors to personal liability or that would require it to expend or risk its own funds.

5.8 Instructions By Majority Holders

An approval, instruction or other expression of the Majority Holders may be obtained by instrument in writing without any meeting of the SafeCoat Shareholders. An approval, instruction or other expression by the Majority Holders shall be binding upon all SafeCoat Shareholders as against the Agent, and the Agent shall be bound to give effect thereto accordingly (unless explicitly excused pursuant to the provisions hereof). Nothing in this Article 5 shall require any meeting of the SafeCoat Shareholders to be held for any purpose, nor shall any SafeCoat Shareholders be required to attend any such meeting. The SafeCoat Shareholders have appointed the Agent to act on their behalf in accordance with this Agreement and the SafeCoat Shareholders agree that if SafeCoat or ASEP receives oral or written instructions from any SafeCoat Shareholder (including the Majority Holders) with respect to taking any particular action in connection with this Agreement, SafeCoat and ASEP, as applicable, shall, and SafeCoat and ASEP hereby agree to, refrain from taking such particular action unless and until they have received written instructions from the Agent (in which case they shall be required to act in accordance with such written instructions unless otherwise excused as provided herein) and SafeCoat and ASEP, as applicable, shall not incur any liability to any Person for so refraining.

5.9 Dispute Among Majority Holders

(a)	In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any breach hereof amongst the Majority Holders and/or the Agent with respect to any approval, instruction or other expression to be given to the Agent, the parties hereto shall use their commercially reasonable efforts to settle such dispute. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

(b)	If the Parties hereto are unable to settle such dispute within 15 calendar days after the date on which such dispute first arose or became known to the Majority Holders and the Agent, then each of them agrees that such dispute shall be submitted to arbitration pursuant to Domestic Arbitration Rules of the Vancouver International Commercial Arbitration Centre, as amended from time to time, based upon the following, as permitted pursuant to such rules:

(i)	the tribunal shall consist of one arbitrator (the “Arbitrator”) appointed by mutual agreement of the parties or, in the event of a failure to agree within 10 Business Days, any party to the dispute may apply to a court of competent authority to appoint an Arbitrator. The Arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(ii)	the Arbitrator shall be instructed that time is of the essence in proceeding with his or her or its determination of the dispute and, in any event, the award of the Arbitrator must be rendered within 30 calendar days after the day in which the submission of such dispute to arbitration was made;

(iii)	the arbitration shall take place in or about Vancouver, British Columbia and shall take place in the English language;

(iv)	the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

(v)	judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or an order of enforcement thereof, as the case may be.

5.10 Bank Account

Without restricting its other powers set out in this Agreement, the Agent may maintain the Agent’s Account and deposit into the Agent’s Account all payments that it may receive for the benefit of the SafeCoat Shareholders pursuant to this Agreement and pay out those amounts to the applicable SafeCoat Shareholders based on the allocations set out at Schedule A hereto or any Updated SafeCoat Securityholders List, within 5 Business Days of those amounts being credited to the Agent’s Account, subject to withholdings for such SafeCoat Shareholder’s portion on a pro rata basis of any reasonable expenses properly incurred in accordance with Section 5.6.

5.11 No Responsibility Of Agent For Certain Matters

The Agent:

(a)	shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations, or warranties contained herein except for those expressly made by the Agent herein;

(b)	makes no representation or warranty as to and is not responsible in any way for:

(i)	title of each SafeCoat Shareholder to any of their Optioned Shares;

(ii)	the identity, authority or right of any SafeCoat Shareholder, SafeCoat or ASEP executing any document; and

(c)	shall have no liability in respect of any matters described in Sections 5.11(a) or 5.11(b).

The Agent shall not be required to ascertain or inquire as to the performance by ASEP or SafeCoat of any of its covenants or obligations hereunder.

5.12 Reliance On Experts And Writings

The Agent shall be entitled and fully authorized to rely and act, and shall be fully protected in relying and acting, upon any writing, instruction, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail or other document believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons in accordance with this Agreement, and upon advice and statements of professionals (including, without limitation, counsel to the SafeCoat Shareholders), independent accountants and other experts reasonably selected by the Agent, SafeCoat, ASEP or the SafeCoat Shareholders. The Agent shall not have any duty to verify or confirm the content of any writing, instruction, resolution, notice, consent, certificate, affidavit, letter, facsimile, e- mail or other document as provided in this section, other than as otherwise provided in this Agreement.

5.13 Resignation And Removal Of Agent

(a)	The Agent may resign on 90 days’ prior written notice (or such shorter period as may be agreed to by the Majority Holders and the Agent) to the SafeCoat Shareholders’ and may be removed for or without cause at any time by the Majority Holders. In the event of any resignation or removal, the Majority Holders shall have the right to appoint a successor Agent, but, if the Majority Holders have not appointed a successor Agent within 60 days after the retiring Agent’s giving of notice of resignation or its removal, the retiring Agent shall, at the expense of the SafeCoat Shareholders (on a pro rata basis), on behalf of the SafeCoat Shareholders either appoint a successor Agent or apply to the appropriate court to make such appointment. Upon the acceptance of any appointment as an Agent hereunder by a successor, to be evidenced by the successor Agent’s execution and delivery to the other parties hereto of a counterpart of this Agreement and a Joinder Agreement, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent, and the retiring Agent shall be discharged from any further duties and obligations as Agent, as appropriate, under this Agreement. The obligations of the Majority Holders pursuant to this Agreement shall survive any such removal or resignation in favor of the retiring Agent in respect of any matter arising during its tenure as Agent.

(b)	Upon the request of any successor Agent, and at the expense of SafeCoat, the SafeCoat Shareholders, SafeCoat, ASEP and the predecessor Agent shall promptly execute and deliver such instruments, conveyances, and assurances reflecting terms consistent with the terms of this Agreement for the purpose of more fully and certainly vesting and confirming in such successor Agent all rights, powers, duties, and obligations of the predecessor Agent hereunder, and the predecessor Agent shall also promptly assign and deliver to the successor Agent monies for the benefit of the SafeCoat Shareholders that may then be in its possession.

5.14 Indemnification of the Agent

(a)	Without limiting any other protection of the Agent hereunder or otherwise by law, SafeCoat shall indemnify the Agent for any and all liabilities, obligations, losses, damages, penalties, actions, claims, demands, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than the Agent’s normal fees for its services hereunder) that may be suffered by, imposed on, incurred by or asserted against the Agent whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Agent in any way relating to or arising out of this Agreement or the enforcement of any of the terms of any thereof, including reasonable fees and expenses of its counsel; provided that SafeCoat shall not be liable for any such payment to the Agent to the extent the obligation to make such payment arises solely from the Agent’s gross negligence or intentional misconduct. All statements from the Agent or any other Person for obligations owing by SafeCoat pursuant to the preceding sentence shall be sent to the SafeCoat Shareholders in the first instance but may thereafter be sent to SafeCoat if timely payment is not made. Any amount due under this Section 5.14 and unpaid 30 days after request for such payment will bear interest from the expiration of such 30 days at the interest rate equal to the then Bank of Canada’s prime rate. All amounts so payable and the interest thereon will be made payable out of any assets in the possession of the Agent in priority to amounts owing to any and all other parties.

(b)	The SafeCoat Shareholders agree that they indemnify the Agent (to the extent not paid or reimbursed by SafeCoat pursuant to this Section 5.14 and without limiting the obligation of SafeCoat to do so), ratably in accordance with their allocations as set forth in Schedule “A” hereto; provided that no SafeCoat Shareholder shall be liable to the Agent for all or any portion of such claims resulting from the Agent’s gross negligence or intentional misconduct.

(c)	The obligations of SafeCoat and the SafeCoat Shareholders under this Section 5.14 shall survive the payment in full any monies on exercise of the Option, the resignation or removal of the Agent and the termination of this Agreement.

5.15 Agent’s Funds Not At Risk

For purposes of clarity, no provision of this Agreement and no request of any SafeCoat Shareholder or other Person shall require the Agent to expend or risk any of its own funds, or to take any legal or other action under this Agreement which might in its reasonable judgment involve any expense or any financial or other liability unless the Agent shall be furnished with indemnification acceptable to it, acting reasonably, including the advance of funds sufficient in the judgment of the Agent to satisfy such liability, costs and expenses. For the avoidance of doubt, any and all reasonable costs and expenses incurred in connection with this Agreement shall be reimbursed by the SafeCoat Shareholders on a pro rata basis, severally, but not jointly or jointly and severally.

5.16 Determination Of Holders And Obligations

In determining the identity of SafeCoat Shareholders and amounts payable hereunder on exercise of the Option and other matters in connection therewith, the Agent may rely on the records of SafeCoat, absent manifest error, and shall not be liable in any manner whatsoever to any SafeCoat Shareholder for any action taken in reliance of such records.

5.17 SafeCoat’s Acknowledgement of Agency

SafeCoat hereby acknowledges and agrees to the terms and conditions of this Agreement including without limitation the appointment of the Agent.

ARTICLE 6

ASEP’S CONDITIONS PRECEDENT

6.1 ASEP’s Conditions Precedent

The obligation of ASEP to complete the Transaction will be subject to the satisfaction or waiver of, at or before the Closing, the following conditions precedent:

(a)	the representations and warranties of SafeCoat and the SafeCoat Shareholders set forth in this Agreement, as applicable, being true, correct and complete in all material respects as of the Closing Date and Option Exercise Date, as applicable, and with the same effect as if made at and as of the Closing Date and Option Exercise Date, as applicable;

(b)	SafeCoat and SafeCoat Shareholders having performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

(c)	SafeCoat Shareholders and any New SafeCoat Securityholders having delivered to ASEP or counsel for Safecoat in escrow, in accordance with this Agreement, the certificates representing their SafeCoat Shares, signed and undated instruments of transfer with respect to such SafeCoat Shares and, if applicable, New Safecoat Securityholder Joinder Agreements;

(d)	ASEP having been given reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to the Transaction, and ASEP and its advisors being satisfied with the results of such due diligence;

(e)	ASEP being satisfied that its due diligence, analysis and other customary examinations that it has performed regarding the financial position of SafeCoat and business of SafeCoat are consistent, in all material respects, with the representations and warranties of SafeCoat and the SafeCoat Shareholders set forth in this Agreement;

(f)	no injunction or restraining order of any court or administrative tribunal of competent jurisdiction being in effect prohibiting the Transaction, and no action or Proceeding having been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(g)	no claim having been asserted or made that any Person (other than ASEP or SafeCoat Shareholders) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of SafeCoat Shares, or any other voting, equity, or ownership interest in, SafeCoat, or (other than SafeCoat Shareholders) are entitled to all or any portion of the Earn-In Shares;

(h)	all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in ASEP’s reasonable opinion, must be obtained prior to the Closing in order to give effect to: (i) the purchase of SafeCoat Shares and the Transaction; (ii) all other transactions related to the foregoing, including both the approval of the Exchange, if applicable, having been obtained to ASEP’s satisfaction or in accordance with any applicable Contracts or Applicable Laws;

(i)	ASEP Board and the holders of ASEP Shares, if applicable, having approved the entry into, and the Closing, of this Agreement and the Transaction;

(j)	SafeCoat and SafeCoat Shareholders having taken all proper steps, actions and corporate proceedings to approve the Transaction, including passing any resolutions required to ensure that Earn-In Shares will be issued to ASEP free and clear of any Encumbrances, adverse claim, right or interest;

(k)	the Earn-In Shares issuable as set forth in Section 2.1 being issued, as fully paid and non-assessable SafeCoat Shares, free and clear of any and all Encumbrances, Liens, charges and demands whatsoever nature under Applicable Laws, except those imposed pursuant to this Agreement, to ASEP and under to Applicable Securities Laws;

(l)	no Proceedings pending or threatened to enjoin, restrict or prohibit the Transaction;

(m)	no Material Adverse Effect having occurred in connection with the business of SafeCoat or SafeCoat;

(n)	SafeCoat shall not have any Liabilities immediately prior to the Closing and the grant of the License, except for Liabilities incurred in the ordinary course of business and other costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, which will not, in the aggregate, exceed $5,000;

(o)	SafeCoat Board shall have procured duly executed resignations and releases in the form and substance satisfactory to ASEP, acting reasonably, in favour of SafeCoat effective at the Closing Date from each director and officer of SafeCoat who will no longer be serving in such capacity or capacities following completion of the Board Reconstitution;

(p)	the entry into the License Term Sheet;

(q)	SafeCoat having a minimum working capital of $100,000; and

(r)	SafeCoat raising maximum aggregate gross proceeds from financings and the exercise of convertible securities, if any, of $350,000 prior to Closing.

6.2 Waiver/Survival

The conditions set forth in this Article 6 are for the exclusive benefit of ASEP and may be waived by ASEP in writing, in whole or in part, on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of ASEP to the Closing. Notwithstanding any such waiver, the completion of the transactions contemplated by this Agreement will not prejudice or affect in any way the rights of ASEP in respect of the warranties and representations of SafeCoat in this Agreement, and the representations and warranties of SafeCoat in this Agreement will survive the Closing for the applicable period set out in Section 4.6(a).

6.3 Covenant of SafeCoat and SafeCoat Shareholders

SafeCoat covenant to deliver to ASEP on or before the Closing Date all of the Closing documentation set out in Section 6.1, and such other documents as ASEP may reasonably require to effect the transactions contemplated hereby.

ARTICLE 7

TARGET’S CONDITIONS PRECEDENT

7.1 SafeCoat’s Conditions Precedent

The obligation of SafeCoat to complete the Transaction will be subject to the satisfaction of or waiver of, at or before the Closing, the following conditions precedent:

(a)	the representations and warranties of ASEP set forth in this Agreement being true, correct and complete in all respects as of the Closing and with the same effect as if made at and as of Closing;

(b)	ASEP having performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;

(c)	no inquiry or investigation (whether formal or informal) in relation to ASEP or its directors or officers, shall have been commenced or threatened by any officer or official of the Exchange or any securities commission, or similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a Material Adverse Effect on ASEP;

(d)	an exemption from the prospectus requirements of Applicable Securities Laws being available for the issuance of the Earn-In Shares, as applicable;

(e)	ASEP Board and the holders of ASEP Shares, if applicable, having approved the entry into, and the Closing, of this Agreement and the Transaction;

(f)	SafeCoat and SafeCoat Shareholders having taken all proper steps, actions and corporate proceedings to approve the Transaction, including passing any resolutions required to ensure that Earn-In Shares will be issued to ASEP free and clear of any Encumbrances, adverse claim, right or interest;

(g)	no Proceedings pending or threatened to enjoin, restrict or prohibit the Transaction;

(h)	SafeCoat having obtained any necessary consents from any third party, as applicable, in order to consummate the Transaction; and

(i)	the entry into the License Term Sheet.

7.2 Waiver/Survival

The conditions set forth in this Article 7 are for the exclusive benefit of SafeCoat and may be waived in whole or in part, on or before the Closing, by written notice from SafeCoat, and the Closing will be deemed to mean a waiver of all conditions of SafeCoat to Closing. Notwithstanding any such waiver, completion of the transactions contemplated by this Agreement by SafeCoat will not prejudice or affect in any way the rights of SafeCoat in respect of the warranties and representations of ASEP set forth in this Agreement, and the representations and warranties of ASEP in this Agreement will survive the Closing for the applicable period set out in Section 4.6(a).

7.3 Covenant of ASEP

ASEP covenants to deliver to SafeCoat on or before the Closing Date all of the Closing documentation set out in Section 7.1, and such other documents as SafeCoat may reasonably require to effect the transactions contemplated hereby.

ARTICLE 8

TERMINATION

8.1 Termination

This Agreement may be terminated at any time prior to the Closing by:

(a)	mutual written agreement of ASEP and SafeCoat;

(b)	ASEP, if there has been a breach by SafeCoat or a SafeCoat Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of SafeCoat or a SafeCoat Shareholder that is not cured, to the reasonable satisfaction of ASEP, within 10 Business Days after notice of such breach is given by ASEP to SafeCoat (except that no cure period will be provided for a breach by SafeCoat or a SafeCoat Shareholder that, by its nature, cannot be cured);

(c)	SafeCoat, if there has been a breach by ASEP of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of ASEP that is not cured, to the reasonable satisfaction of SafeCoat within 10 Business Days after notice of such breach is given by SafeCoat to ASEP (except that no cure period will be provided for a breach by ASEP that by its nature cannot be cured); or

(d)	either ASEP or SafeCoat, if the Closing Date has not occurred on or before December 9, 2022, unless an extension to such date is agreed to in writing by ASEP and SafeCoat, or if any Order of a Governmental Body of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and non-appealable.

8.2 Agreement of No Further Force or Effect

If either ASEP or SafeCoat wishes to terminate this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)), such Party shall give written notice of such termination to the other Party. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, except as otherwise expressly contemplated hereby and provided that the provisions in Sections 8.2, 9.1, 9.3, 9.5, 9.7 and 9.9 shall survive any termination hereof; and provided further that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

ARTICLE 9

GENERAL

9.1 Expenses

Each Party will be responsible for and bear all of its own costs and expenses (including those of such Party’s Employees, representatives (including any financial or other advisers) agents, brokers and finders, and any Affiliates thereof) incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement.

9.2 Assignment

No Party may assign any of its respective rights under this Agreement without the prior consent of each of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns, as applicable.

9.3 Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to SafeCoat and SafeCoat Shareholders:

SafeCoat Medical Inc.

2200 – 885 West Georgia Street

Vancouver, British Columbia, V6C 3E8

Attention: Raafat Nasser

Email:

With a copy to (which will not constitute notice):

Cassels Brock & Blackwell LLP

2200 – 885 West Georgia Street

Vancouver, British Columbia, V6C 3H1

Attention: Sam Cole

Email:

If to ASEP:

ASEP Medical Holdings Inc.

142 - 757 West Hastings Street

Vancouver, British Columbia, V6C 1A1

Attention: Timothy Murphy

Email:

With a copy to (which will not constitute notice):

Clark Wilson LLP

900 – 885 West Georgia Street

Vancouver, British Columbia, V6C 3H1

Attention: Nafeesa Valli-Hasham

Email:

(or to such other address or email as any Party may specify by notice in writing to the others).

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent if received on or before 5:00 p.m. (Vancouver time) on such day; otherwise it shall be deemed to have been received by 9:00 a.m. (Vancouver time) on the next Business Day.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the 3rd Business Day after posting; but if at the time of posting or between the time of posting and the 3rd Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

9.4 Independent Legal Advice

The Parties acknowledge that this Agreement is the product of arm’s length negotiation among the Parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party, irrespective of which Party was responsible for drafting this Agreement.

Each of the Parties acknowledge and agree that Clark Wilson LLP (“Clark Wilson”) has acted as legal counsel to ASEP only, not to any other Party, and that Clark Wilson has not been engaged to protect the rights and interests of any of SafeCoat and SafeCoat Shareholders. Each of SafeCoat and SafeCoat Shareholders acknowledges and agrees that Clark Wilson has given them adequate opportunity to seek, and have recommended that they seek and obtain, independent legal and taxation advice with respect to the subject matter of this Agreement and for the purpose of ensuring their rights and interests are protected. Each of SafeCoat and SafeCoat Shareholders represents and warrants to ASEP, Clark Wilson that he/she/it has sought independent legal and taxation advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal and taxation advice.

9.5 Governing Law; Venue

This Agreement, the legal relations between the Parties, all matters relating hereto or arising herefrom, and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the Province of British Columbia, and the federal laws of Canada applicable therein, without regard to applicable choice of law provisions thereof. The Parties agree that any action, suit or proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby will be brought in a suitable court located in the Province of British Columbia, and each Party irrevocably submits to the exclusive jurisdiction of such court.

9.6 Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect, and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

9.7 Entire Agreement

This Agreement, the schedules attached hereto, and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto, including the LOI.

9.8 Further Assurances

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances, as may be necessary to give full effect to the provisions and intent of this Agreement.

9.9 Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of, and be binding upon, the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable.

9.10 Amendment

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid or binding upon the Parties hereto unless such alteration, amendment, modification or interpretation is in a form executed by ASEP, SafeCoat and SafeCoat Shareholders.

9.11 Schedules

The schedules attached hereto are incorporated herein and expressly intended to be part of this Agreement.

9.12 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which will together constitute one and the same instrument, and delivery of an executed copy of this Agreement by email transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Effective Date.

SAFECOAT MEDICAL INC.

Name:
Title:	Director

ASEP MEDICAL HOLDINGS, INC.

Name:	Timothy Murphy
Title:	COO and Director

SIGNED, SEALED and DELIVERED by RAAFAT	)
NASSER in the presence of:	)
)
)
Signature	)
)
Print Name	)	RAAFAT NA
)
Address	)
)
)
)
Occupation	)

TURBO GROWTH INC.

Per Authorized Signatory

ROADMAN INVESTMENT CORP.

Per Authorized Signatory

SIGNED, SEALED and DELIVERED by MARKO	)
NOJKOVIC in the presence of:	)
)
)
Signature	)
)
Print Name	)	MARKO NOJKOVIC
)
Address	)
)
)

Occupation	)

SIGNED, SEALED and DELIVERED by LAUREN LEWIT	)
in the presence of:	)
)
)
Signature	)
)
Print Name	)	LAUREN LEWIT
)
Address	)
)
)

Occupation	)

A-1

SCHEDULE A

SAFECOAT SHAREHOLDERS AND SAFECOAT SHARES

Name and Address of SafeCoat Shareholder	Number of SafeCoat Shares Held at the Effective Date	Percentage of SafeCoat Shares held at the Effective Date (%)	Number of SafeCoat Shares Held at Closing	Percentage of SafeCoat Shares Held at Closing(1)
Raafat Nasser Burnaby, British Columbia VSB 0B5	75,001	1.15%	75,001	0.58%
Turbo Growth Inc. Holland Landing, Ontario L9N 1G8	2,962,500	45.58%	2,962,500	22.74%
Roadman Investments Corp. 800 - 1199 West Hastings Street Vancouver, British Columbia V6E3T5	500,000	7.69%	500,000	3.84%
Marko Nojkovic Vancouver, British Columbia V6J 1H9	2,518,125	38.74%	2,518,125	19.33%
Lauren Lewit Vancouver, British Columbia V6Z 0C9	444,375	6.84%	444,375	3.41%
TOTAL:	6,500,001	100%	6,500,001	49.90%

(1) Based off 13,026,053 SafeCoat Shares issued and outstanding at the time of Closing.

B-1

SCHEDULE B

DESCRIPTION OF THE TECHNOLOGY

HIGH EFFICIENCY ANTIFOULING COATING WITH ANTIMICROBIAL PEPTIDES. The technology relates to substrate independent coatings utilizing self-assembly of dopamine or other polymeric binders; ultra-high or high molecular weight hydrophilic polymers; and conjugated antimicrobial peptides (AMPs); and methods for making such coatings. In particular, the invention relates to coatings that may be applied onto substrates, such as medical devices and implants.

C-1

SCHEDULE C

FORM OF NEW SAFECOAT SECURITYHOLDER JOINDER AGREEMENT

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby:

(a)	agrees to become a party to and be bound by all of the terms, conditions provisions and obligations of the earn-in and option agreement (the “Option Agreement”) dated Month , 2022 among SafeCoat, the SafeCoat Shareholders and ASEP (as such terms are defined in the Option Agreement);

(b)	confirms the undersigned has reviewed the Option Agreement and obtained or waived independent legal advice with respect to the Option Agreement;

(c)	upon execution of this joinder agreement (this “Joinder Agreement”) will be entitled to all rights of and subject to all the duties and obligations of a SafeCoat Shareholer as if it had been an original SafeCoat Shareholer; and

(d)	concurrently with the issuance of SafeCoat Shares (as defined in the Option Agreement), the undersigned will deliver to counsel for SafeCoat the certificate(s) representing the SafeCoat Shares and a signed and undated stock power of attorney that is irrevocable to the extent permitted by Applicable Law authorizing the transfer of such SafeCoat Shares to ASEP in accordance with the terms of the Option Agreement.

DATED as of ___________, 20____.

IN WITNESS WHEREOF, the undersigned hereto have caused this Joinder Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

If signed by an individual:

SIGNED, SEALED and DELIVERED by	)
SAFECOAT SHAREHOLDER in the presence of:	)
)
)
Signature	)
)
Print Name	)	SAFECOAT SHAREHOLDER
)
Address	)
)
)

Occupation	)

C-2

If signed by a corporation:

SIGNED, SEALED AND DELIVERED by

Per:
	Authorized Signatory	Date:

Name of Signatory:
Title of Signatory:

D-1

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF SAFECOAT

1. Corporate Authority and Binding Obligation

SafeCoat has good right, full power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. SafeCoat has taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement. This Agreement is a legal, valid and binding obligation of SafeCoat, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

2. No Conflict

The making of this Agreement does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under any indenture, mortgage, deed of trust, agreement, joint venture, lease, franchise, certificate, consent, permit, license, authority or other instrument or Contract to which SafeCoat is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which SafeCoat is bound or any statute or regulation applicable to SafeCoat.

3. Status, Charter Documents and Business Licenses

(e)	SafeCoat is a corporation duly incorporated and validly existing in all respects under the laws of its jurisdiction of incorporation. SafeCoat has all necessary corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and proposed to be conducted. Complete and correct copies of the Organizational Documents of SafeCoat have been delivered to ASEP.

(f)	SafeCoat is duly licensed, registered and qualified as a corporation to do business, is up-to-date in the filing of all required corporate returns and other notices and filings, has SafeCoat Permits, the lack of which could reasonably be expected to have a Material Adverse Effect, is not in default in any material respect under any of such SafeCoat Permits and is otherwise in good standing in all respects, in each jurisdiction where it carries on business.

4. No Subsidiaries

SafeCoat does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. SafeCoat is not a participant in any joint venture, partnership or similar arrangement.

5. Capitalization

(g)	The authorized capital of SafeCoat consists of an unlimited number of common shares without par value.

(h)	As of the Effective Date, SafeCoat has 6,500,001 fully-paid and non-assessable SafeCoat Shares issued and outstanding.

(i)	There are no outstanding bonds, debentures or other evidences of indebtedness of SafeCoat having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the SafeCoat Shares on any matter.

D-2

(j)	SafeCoat has not, since the date of its incorporation, declared or paid any dividends or made any other distributions (in either case, in stock or property) on any of its SafeCoat Shares.

(k)	The list of SafeCoat Shareholders at Schedule A to the Agreement is complete and accurate, and the Updated SafeCoat Securityholders List to be provided on each Closing Date will be complete and accurate at the time of delivery.

(l)	Except as set forth in any Updated SafeCoat Securityholders List which may be delivered to ASEP from time to time pursuant to this Agreement, SafeCoat does not have any agreements, options, understanding or commitments, or any rights or privileges (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued SafeCoat Shares, or the purchase from SafeCoat of any of the SafeCoat Shares.

(m)	Upon exercise of the Option in accordance with the terms hereunder, the Optioned Shares will be duly authorized, validly issued, fully paid and non-assessable.

(n)	SafeCoat will not at any time take any action which has the effect of frustrating the grant and the timely exercise of the Option hereunder.

6. Contractual and Regulatory Approvals

SafeCoat is not under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to any Governmental Body are required to be obtained by SafeCoat, in connection with the execution, delivery or performance by SafeCoat of this Agreement or the completion of the Transaction, as applicable.

7. Corporate and Financial Records

The corporate records and minute books of SafeCoat have been maintained substantially in accordance with Applicable Laws and are complete and accurate in all material respects and the financial books and records of SafeCoat have been maintained in accordance with good business and accounting practices. SafeCoat has made available to ASEP all material information, including financial operations and other information respecting its business and operations and all such information as made available to ASEP is true and correct in all material respects and no material facts have been omitted therefrom as could make such information misleading. SafeCoat is not indebted to any of the SafeCoat Shareholders, and no SafeCoat Shareholder is indebted to SafeCoat.

8. Compliance with Charter Documents, Agreements and Laws

The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by SafeCoat, and the completion of the transactions contemplated hereby, will not conflict with nor constitute or result in a violation or material breach of or material default under, or cause the acceleration of any obligations of SafeCoat under:

(o)	any term or provision of any of the Organizational Documents of SafeCoat or any director or shareholder minutes; or

(p)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which SafeCoat is a party; or

(q)	any term or provision of any License or any order or decree of any court, Governmental Body or regulatory body or any Applicable Law or regulation of any jurisdiction.

D-3

9. Restrictions on Business Activities

There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon SafeCoat that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of SafeCoat, any acquisition or disposition of property by SafeCoat, or the conduct of the business by SafeCoat as currently conducted, which could reasonably be expected to have a Material Adverse Effect on SafeCoat.

10. Property and Assets

SafeCoat is the beneficial owner of its properties, business and all agreements by which SafeCoat holds an interest in a property, business or assets are in good standing according to their terms. No Person has any agreement or option any right or privilege capable of becoming an agreement or option for the purchase of any material assets of SafeCoat.

11. Shareholders’ Agreement and Similar Arrangements

SafeCoat is not a party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of SafeCoat or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in SafeCoat and SafeCoat has not adopted a shareholder rights plan.

12. Broker Fees

SafeCoat has not incurred any legal liability for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the transactions contemplated by this Agreement.

13. Intellectual Property

(r)	To the knowledge of the SafeCoat, the SafeCoat IP is subsisting, valid and enforceable, and SafeCoat has not received notice of any Proceeding challenging the extent, validity or enforceability of, or SafeCoat’s ownership of, any SafeCoat IP, in whole or in part, and in the case of pending applications for SafeCoat IP, and SafeCoat has not received notice of any Proceeding seeking to oppose any such application, or have any such application canceled, re-examined or found invalid, in whole or in part.

(s)	SafeCoat has neither permitted nor licensed any other Person to use any of the SafeCoat IP. SafeCoat has not agreed to indemnify any Person against any charge of infringement or other violation with respect to SafeCoat IP.

(t)	SafeCoat is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the SafeCoat IP.

(u)	Except as otherwise disclosed in this Agreement, the consummation of the Transaction will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, SafeCoat’s right to own, use or hold for use any SafeCoat IP as owned, used or held for use in the conduct of the business of SafeCoat.

(v)	SafeCoat’s rights in the SafeCoat IP are valid, subsisting and enforceable.

(w)	To the knowledge of SafeCoat, the conduct of the business of SafeCoat as currently and formerly conducted, and the products, processes and services of SafeCoat, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the knowledge of SafeCoat, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any SafeCoat IP.

D-4

(x)	To the knowledge of SafeCoat, all of the SafeCoat IP is either: (i) owned solely by SafeCoat, free and clear of any Encumbrances; or (ii) rightfully used and authorized for use by SafeCoat pursuant to a valid and enforceable written license. To the knowledge of SafeCoat, SafeCoat is not obligated to provide any consideration (whether financial or otherwise) to any other Person nor is any other Person otherwise entitled to any consideration, with respect to any exercise of rights by SafeCoat or ASEP in the SafeCoat IP.

(y)	To the knowledge of SafeCoat, there is no Proceeding (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by SafeCoat; (ii) challenging the validity, enforceability, registrability or ownership of any SafeCoat IP or SafeCoat’s rights with respect to any SafeCoat IP; or (iii) by SafeCoat or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of the SafeCoat IP, and SafeCoat is not party to any other Proceeding with respect to any SafeCoat IP or any other rights arising with respect to any Intellectual Property.

(z)	SafeCoat is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any SafeCoat IP.

(aa)	The consummation of the Transaction, as applicable, will not alter, impair or otherwise adversely affect any rights or obligations of SafeCoat in any of the SafeCoat IP, and, to the knowledge of SafeCoat from and after the Closing, ASEP will be able to maintain all of SafeCoat’s rights thereto as they existed at the Closing, without modification or impairment.

(bb)	SafeCoat is not required to pay any royalty or other fees to any other Person in respect of the SafeCoat IP.

14. Tax Status and Taxes

SafeCoat is a “taxable Canadian corporation” for purposes of the Tax Act and there are no federal, provincial, state, county, local or foreign Taxes, including Taxes SafeCoat is required by Applicable Laws to deduct, withhold or collect, due and payable by SafeCoat that have not been timely paid or deducted, withheld, collected and remitted. There are no accrued and unpaid federal, provincial, state, county, local or foreign Taxes of SafeCoat, including Taxes SafeCoat is required by Applicable Laws to deduct, withhold or collect, that are due, whether or not assessed or disputed. There have been no examinations or audits of any Rax Returns or reports by any applicable federal, provincial, state, local or foreign governmental agency. SafeCoat has duly and timely filed all federal, provincial, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable limitation periods with respect to Taxes for any year.

15. Material Contracts

(cc)	SafeCoat has provided ASEP copies of all Contracts, agreements, Intellectual Property licenses, understandings or arrangements entered into by SafeCoat that is or could reasonably be considered to be material to SafeCoat, including without limitation, one that: (i) any exclusive dealing arrangement, any arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of SafeCoat to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (ii) have individual payment obligations on the part of or to SafeCoat that exceed $10,000; (iii) is a settlement or similar agreement with a Governmental Body or order or consent of a Governmental Body to which SafeCoat is subject involving future performance by SafeCoat; (iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment for relating to indebtedness for borrowed money; (v) have been entered into out of the Ordinary Course of business of SafeCoat; or (vi) comprises one of the Intellectual Property licenses under which SafeCoat has been granted rights to use SafeCoat IP.

D-5

(dd)	SafeCoat is not in material default under any Material Contract of SafeCoat and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract of SafeCoat by SafeCoat. Each SafeCoat Material Contract is in full force and effect, unamended by written or oral agreement, and SafeCoat is entitled to the full benefit and advantage of each Material Contract of SafeCoat in accordance with its terms. SafeCoat has not received any notice of a default by SafeCoat or its subsidiaries, as applicable, or a dispute between SafeCoat and any other party in respect of any Material Contract of SafeCoat.

(ee)	SafeCoat has not received written notice that any party to a Material Contract of SafeCoat, intends to cancel, terminate or otherwise modify or not renew such Material Contract of SafeCoat, and to the knowledge of SafeCoat, no such action has been threatened.

(ff)	The making of this Agreement does not give rise to any right of purchase or sale, right of first refusal or right of first offer, trigger any change in control provision or any restriction or limitation under, any provision of any Material Contract of SafeCoat or Contract to which SafeCoat’s properties or assets are bound.

16. Employees, Consultants and Founders

(gg)	SafeCoat has no Employees.

(hh)	SafeCoat is not currently a party to any Contract, agreement or understanding with any director, officer, Employee, shareholder or any other Person not dealing at arm’s length with SafeCoat.

(ii)	No director, officer or consultant of SafeCoat is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would or may receive payments under such an agreement or provision as a result of the transactions contemplated by this Agreement.

(jj)	There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to the any provincial workers’ compensation statute or regulation, and SafeCoat has not been reassessed in any material respect under such statute or regulation since the date of its incorporation and, to the knowledge of SafeCoat, no audit of SafeCoat is currently being performed pursuant to any provincial workers’ compensation statute or regulation, and, to the knowledge of SafeCoat, there are no claims or potential claims which may materially adversely affect SafeCoat’s accident cost experience in respect of the business.

(kk)	To the knowledge of SafeCoat, each independent contractor engaged by SafeCoat has been properly classified by SafeCoat as an independent contractor and SafeCoat has not received any notice from any Governmental Body disputing such classification.

17. U.S. Securities Law Matters

None of the SafeCoat Shareholders are U.S. Persons or are otherwise resident in the United States, and SafeCoat covenants to provide written notice to ASEP if it becomes aware of any of the SafeCoat Shareholders becoming U.S. Persons or if any New SafeCoat Securityholder is a U.S. Person.

D-6

18. Insurance

Except as set out in SafeCoat Disclosure Letter, SafeCoat has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like SafeCoat with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed and all such policies of insurance remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated herein.

19. Litigation

There is no suit, action, litigation, arbitration, Proceeding or governmental Proceeding, including appeals and applications for review, in progress, or, to the knowledge of SafeCoat, pending or threatened against or relating to SafeCoat or affecting the assets of SafeCoat, including the SafeCoat IP, which if determined adversely to SafeCoat might have or might reasonably be expected to have a Material Adverse Effect and there is no circumstance, matter or thing known to SafeCoat which might give rise to any such proceeding or to any governmental investigation relative to SafeCoat and there is not outstanding against SafeCoat any judgment, decree, injunction, rule or Order of any court, government department, commission, agency or arbitrator.

20. Transfer of Optioned Shares

SafeCoat covenants and agrees with ASEP that it shall take all action necessary to authorize and effect the transfer of the Optioned Shares from the SafeCoat Shareholders to ASEP upon exercise of the Option, and that it shall not at any time take any action which has the effect of frustrating the grant and the timely exercise of the Option and the transfer of the Optioned shares hereunder. To the knowledge of SafeCoat, the transfer of the Optioned Shares hereunder will not violate any Applicable Law, the Organizational Documents of SafeCoat or any contractual obligations of SafeCoat.

E-1

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF SAFECOAT SHAREHOLDERS

1. Authority and Binding Obligation

The SafeCoat Shareholder has good right, full power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. The SafeCoat Shareholder has taken all necessary actions, steps and, if applicable, corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement. This Agreement is a legal, valid and binding obligation of the SafeCoat Shareholder, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

2. No Conflict

Neither the execution and delivery of this Agreement, or any other agreements and instruments executed in connection with the transactions contemplated hereby by the SafeCoat Shareholder nor the performance by the SafeCoat Shareholder of its obligations hereunder and thereunder will conflict with or result in:

(ll)	a violation, contravention or breach by the SafeCoat Shareholder of any of the terms, conditions or provisions of any agreement or instrument to which such the SafeCoat Shareholder is a party, or by which the SafeCoat Shareholder is bound or constitute a default by the SafeCoat Shareholder thereunder, or, to the knowledge of the SafeCoat Shareholder, after due inquiry, under any statute, regulation, judgment, decree or law by which the Shareholder is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or Encumbrance of any nature whatsoever upon any of the Optioned Shares or securities of SafeCoat owned by the SafeCoat Shareholder; or

(mm)	a violation by the SafeCoat Shareholder of any Applicable Law or regulation or any applicable Order of any court, arbitrator or Governmental Body having jurisdiction over the SafeCoat Shareholder.

3. Status and Charter Documents for Corporate SafeCoat Shareholder

If the SafeCoat Shareholder is a Person that is not an individual, the SafeCoat Shareholder is a corporation duly incorporated and validly existing in all respects under the laws of its jurisdiction of incorporation. The SafeCoat Shareholder has all necessary corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and proposed to be conducted.

4. Title to Shares

(nn)	No Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition from the SafeCoat Shareholder of any of the SafeCoat Shareholder’s Optioned Shares.

(oo)	As at the Effective Date and as at the Option Exercise Date, the SafeCoat Shareholder is and will be, as applicable, the registered, legal and beneficial owner of the Optioned Shares listed as belonging to the SafeCoat Shareholder at Schedule A to this Agreement and on any Updated SafeCoat Securityholders List, and the SafeCoat Shareholder has and will have, as applicable, good and valid title thereto free and clear of any Encumbrances.

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5. Transfer of Optioned Shares

The SafeCoat Shareholder covenants and agrees with ASEP and SafeCoat that it shall take all reasonable action necessary to authorize and effect the transfer of the Optioned Shares from the SafeCoat Shareholder to ASEP upon exercise of the Option, and that it shall not at any time take any action with the intent which has the effect of frustrating the grant and the timely exercise of the Option and the transfer of the Optioned Shares hereunder. To the knowledge of the SafeCoat Shareholder, the transfer of the Optioned Shares hereunder will not violate any Applicable Law, the Organizational Documents, if any, of the SafeCoat Shareholder or any contractual obligations of the SafeCoat Shareholder.

6. U.S. Securities Law Matters

The SafeCoat Shareholder is not a U.S. Person and will not be a U.S. Person on the Option Exercise Date, and covenants and agrees with ASEP that it will provide written notice to ASEP if it becomes a U.S. Person and will complete such additional investor certificates as may be reasonably required by ASEP or its legal counsel for compliance with Applicable Laws.

7. Acknowledgement of Risks

The SafeCoat Shareholder acknowledges to and agrees with SafeCoat and ASEP that:

(pp)	their decision to execute this Agreement and, if the Option Exercise Price is paid by the issuance of ASEP Shares, acquire ASEP Shares on exercise of the Option has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of ASEP, other than as set out in the Agreement, and such decision is based entirely upon each SafeCoat Shareholder’s due diligence of ASEP;

(qq)	there are risks associated with the acquisition of ASEP Shares;

(rr)	it is acquiring ASEP Shares for its own account, for investment purposes only and not with a view to resale or distribution or other disposition of ASEP Shares in violation of applicable securities Laws and, in particular, it has no intention to distribute, either directly or indirectly, any of ASEP Shares in the United States or to U.S. Persons;

(ss)	it has been advised to consult its own legal, tax and other advisors with respect to the merits and risks of the transactions contemplated by this Agreement, including without limitation the acquisition of ASEP Shares, if the Option Exercise Price is paid by the issuance of ASEP Shares, and applicable resale restrictions, and it is solely responsible (and ASEP is not in any way responsible) for compliance with applicable resale restrictions with respect to ASEP Shares;

(tt)	it and its advisor(s) have had a reasonable opportunity to ask questions of and receive answers from ASEP in connection with the acquisition of ASEP Shares, if the Option Exercise Price is paid by the issuance of ASEP Shares, and to obtain additional information from ASEP, to the extent possessed or obtainable by ASEP without unreasonable effort or expense;

(uu)	if the Option Exercise Price is paid by the issuance of ASEP Shares, it: (i) is able to fend for itself in connection with the acquisition of ASEP Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in ASEP Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(vv)	if the Option Exercise Price is paid by the issuance of ASEP Shares, it is not aware of any advertisement of any of ASEP Shares and is not acquiring ASEP Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

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(ww)	except as set out in the Agreement, no Person has made to the SafeCoat Shareholder any written or oral representations: (i) that any Person will resell or repurchase any of ASEP Shares, (ii) that any Person will refund the purchase price of any of ASEP Shares, or (iii) as to the future price or value of any of ASEP Shares;

(xx)	if the Option Exercise Price is paid by the issuance of ASEP Shares, it is acquiring ASEP Shares as principal for its own account, for investment purposes only, and not with a view to or for resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in ASEP Shares;

(yy)	there may be material Tax consequences to the SafeCoat Shareholder as a result of the disposition of the Optioned Shares or, if the Option Exercise Price is paid by the issuance of ASEP Shares, the acquisition or disposition of ASEP Shares, and ASEP gives no opinion and makes no representation to the SafeCoat Shareholder with respect to the Tax consequences to the SafeCoat Shareholder under federal, state, provincial, local or foreign tax laws that may apply to any such acquisitions or dispositions;

(zz)	no securities commission or similar regulatory authority has reviewed or passed on the merits of ASEP Shares; and

(aaa)	if the Option Exercise Price is paid by the issuance of ASEP Shares, any resale of ASEP Shares by the SafeCoat Shareholder will be subject to resale restrictions contained in Applicable Securities Laws or imposed by the Exchange and it is the responsibility of the SafeCoat Shareholder to find out what those restrictions are and to comply with such restrictions before selling any of ASEP Shares.

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SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF ASEP

1. Corporate Authority and Binding Obligation

ASEP has good right, full power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. ASEP has taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement. This Agreement is a legal, valid and binding obligation of ASEP, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

2. No Conflict

The making of this Agreement does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under any indenture, mortgage, deed of trust, agreement, joint venture, lease, franchise, certificate, consent, permit, license, authority or other instrument or Contract to which ASEP is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which ASEP is bound or any statute or regulation applicable to ASEP.

3. Status and Charter Documents

ASEP is a corporation duly incorporated and validly existing in all respects under the laws of its jurisdiction of incorporation. ASEP has all necessary corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and proposed to be conducted. Complete and correct copies of the Organizational Documents of ASEP have been delivered to SafeCoat.

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SCHEDULE G

EXERCISE AND CONVERSION NOTICE

TO:	SafeCoat Medical Inc. (“SafeCoat”)

RE:	Earn-In and Option Agreement dated December 1, 2022 among the SafeCoat, ASEP Medical Holdings Inc. (“ASEP”) and the shareholders of the SafeCoat

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Option Agreement. The undersigned hereby exercises its Option to purchase _____________ common shares of SafeCoat pursuant to the terms of the Option Agreement, and tenders herewith payment of the Exercise Price therefor, in the sum of $ _____________ as by the issuance of _____________ fully-paid and non- assessable ASEP Shares at a deemed price of $ _____________ per ASEP Share.

Please issue share certificates representing such SafeCoat Shares registered as follows:

Number of SafeCoat Shares:

(Name)

(Address)

The undersigned hereby agrees to assist the SafeCoat with any filings, notices, authorizations or other requirements reasonably necessary to complete the exercise of the Option hereunder.

EXERCISED effective as of this _______ day of ______________________, _______.

ASEP MEDICAL INC.

By:
Authorized Signing Officer